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                                                                  Exhibit 15.1



May 11, 2000



The Board of Directors
United Stationers Inc.

We are aware of the incorporation by reference in the Registration Statement on Form S-8 of United Stationers Inc. for the registration of 8,200,000 shares of its common stock of our report dated April 21, 2000, relating to the unaudited condensed consolidated interim financial statements of United Stationers Inc. which are included in its Form 10-Q for the quarter ended March 31, 2000.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                               /s/ Ernst & Young LLP